Exhibit 99.1

SUNOPTA INC. ANNOUNCES APPOINTMENT OF ALAN D. MURRAY TO THE BOARD OF DIRECTORS

TORONTO, July 8, 2010 – The Board of Directors of SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY) today announced the appointment of Mr. Alan Murray to its Board of Directors, effective immediately.

Mr. Murray brings strong business experience to the SunOpta Board of Directors with a background in manufacturing, business turn-around situations, business integration and profitable organic growth. Mr. Murray has lived and worked abroad including Western and Eastern Europe and Africa. Mr. Murray held a number of progressively responsible positions over the last twenty years with Tetra Pak, the world’s leading supplier of equipment and materials for the processing and packaging of liquid food products, with revenues of $12 billion in 165 markets worldwide. Most recently Mr. Murray served as President and CEO of Tetra Pak, North America.

Jeremy Kendall, Chairman of the Board of SunOpta Inc. commented “We are delighted to have Alan Murray join our Board, bringing to SunOpta his extensive international operating experience and his reputation for integrity and sound judgment. This appointment is consistent with the Company’s ongoing desire to enhance the Board of Directors with qualified, independent candidates that bring a wealth of experience to the Company and the Board of Directors.”

About SunOpta Inc.
SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic foods and natural health products markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and packaging of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.4% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial minerals; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

For further information, please contact:
SunOpta Inc.
Jeremy Kendall, Chairman of the Board
Steve Bromley, President & CEO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com